Exhibit 99.1

Emerald Reports First Quarter 2020 Financial Results

SAN JUAN CAPISTRANO, Calif. – May 4, 2020 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences and marketing solutions, today reported financial results for the first quarter ended March 31, 2020.

Highlights

•	First quarter results negatively impacted by event cancellations due to the COVID-19 pandemic
•	Revenues decreased 27.4% to $99.7 million, compared to $137.4 million for first quarter 2019
•	Cancellation of seven live events due to the COVID-19 crisis represents the loss of $34.3 million in comparable period prior year revenues
•	Postponement of two live events due to the COVID-19 crisis expected to push $3.6 million in comparable period prior year revenues to the second half of 2020
•

Organic revenues, a non-GAAP measure, decreased 2.6% to $95.8 million for the first quarter 2020, compared to $98.4 million for the first quarter 2019 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)

•	Net loss of $570.1 million for the first quarter 2020, compared to net income of $26.5 million for the first quarter 2019
•	First quarter 2020 includes non-cash charges of $564.0 million and $59.4 million, respectively, related to impairment of goodwill and certain intangible assets
•

Adjusted EBITDA, a non-GAAP measure, decreased 59.0% to $23.6 million for the first quarter 2020, compared to $57.5 million for first quarter 2019 (Refer to Schedule 2 for a reconciliation to net loss, the most directly comparable GAAP measure)

•

Financial impact of event cancellations in the first quarter is expected to be partially offset in future periods by $31.1 million of event cancellation insurance proceeds, based on claims filed and subject to final claim adjustment, which represents the net amount of expected gross revenues less avoided costs for cancelled events

•

Adjusted Net Income, a non-GAAP measure, was $27.2 million for the first quarter 2020, compared to income of $37.0 million for the first quarter 2019 (Refer to Schedule 3 for a reconciliation to net loss, the most directly comparable GAAP measure)

•	Net cash provided by operating activities of $8.8 million for the first quarter 2020 decreased by 24.1%, compared to net cash provided by operating activities of $11.6 million for first quarter 2019
•

Free Cash Flow, a non-GAAP measure, decreased 31.9% to $7.7 million for the first quarter 2020, compared to $11.3 million for first quarter 2019 (Refer to Schedule 4 for a reconciliation to net cash provided by operating activities, the most directly comparable GAAP measure)

First Quarter 2020 Financial Performance

	Three Months Ended March 31,
	2020	2019	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$99.7	$137.4	$(37.7)	(27.4%)
Net (loss) income	$(570.1)	$26.5	$(596.6)	NM
Net cash provided by operating activities	$8.8	$11.6	$(2.8)	(24.1%)
Diluted (loss) income per share	$(7.99)	$0.36	$(8.35)	NM

Non-GAAP measures:
Adjusted EBITDA	$23.6	$57.5	$(33.9)	(59.0%)
Adjusted Net Income	$27.2	$37.0	$(9.8)	(26.5%)
Adjusted Diluted EPS	$0.38	$0.51	$(0.13)	(25.5%)
Free Cash Flow	$7.7	$11.3	$(3.6)	(31.9%)

Brian Field, Emerald’s Interim President and Chief Executive Officer said, “We are living in unprecedented times, which has had significant implications across industries given current restrictions on in-person group events. Despite these challenges, I have been deeply impressed by the agility and focus of our teams to support our customers’ needs and innovate new digital product solutions.  Through online education, networking and connecting our buying and selling customers, we continue to build and grow our relationships across our industry segments, which I expect will pay long-term dividends when conditions improve. At the same time, our cost-cutting efforts have paid off with an annualized reduction of over $15 million in SG&A and over $30 million in direct cost avoidance to date.”

David Doft, Emerald’s Chief Financial Officer, added, “We are very fortunate to have a comprehensive insurance policy which expressly covers event cancellation and postponement as a result of communicable disease, and we are filing claims for all of our impacted shows.  We are also working to optimize our operations and cost structure for both the short and long term to ensure we have adequate liquidity to run Emerald for an extended period without any shows staging, while staying in compliance with our financial covenants.”

COVID-19 Operational and Expected Insurance Recovery Update

Emerald is focused on the health and safety of its employees and customers given this unprecedented environment.  As a result, we have implemented our Business Continuity plan under which all employees have been transitioned to a remote working environment and we are actively engaging the Company’s communities with new on-line offerings and planning for future events.

The rapid spread of COVID-19 has had a material impact on Emerald’s ability to deliver large, in-person experiences which has necessitated substantial changes to the Company’s show calendar.  To date, Emerald has canceled 29 events, including ASD March, JA New York, Couture, Retail X, and Outdoor Retailer Summer Market. In total, these events accounted for approximately $118 million of 2019 revenues.  Emerald has also postponed 14 events to the second half of 2020, which events accounted for approximately $12 million of 2019 revenues.

Emerald maintains event cancellation insurance which provides coverage for the gross revenues (less avoided costs, plus certain costs relating to the taking of remedial action) for each of the Company’s individual events and conferences occurring within a calendar year, up to an aggregate limit of approximately $191 million per year for each of 2020 and 2021 if losses arise for reasons within the scope of Emerald’s policy.  Emerald’s coverage expressly includes losses resulting from the unavoidable cancellation, postponement, change in event venue and enforced reduced attendance due to certain covered causes, one of which is the outbreak of communicable diseases.  While there is no assurance that the insurance carriers will agree that all of Emerald’s claims are covered, the Company believes that all shows that have been cancelled or postponed due to COVID-19 to date should qualify as covered losses with respect to this event cancellation insurance policy.

The Company has been preparing and submitting insurance claims for each of its cancelled shows. To date, Emerald has submitted approximately $66 million in claims, which represents the net amount of expected gross revenues less avoided costs for cancelled events, and expects to submit further claims over the next several weeks.

Emerald also continues to analyze a range of initiatives to improve its long-term operating efficiency while also reducing the Company’s cash burn and improving its financial flexibility. The Company has implemented a broad range of cost reduction initiatives, including furloughs and permanent reductions in headcount, to support its ability to manage against these challenges while meeting and complying with its financial obligations and covenants under its credit agreement.

Financial & Operational Results, Quarter Ended March 31, 2020

For the first quarter of 2020, Emerald reported revenues of $99.7 million compared to revenues of $137.4 million for the first quarter of 2019, a decrease of $37.7 million, or 27.4%. The decrease primarily reflected a $34.3 million reduction from the cancellation of seven first quarter events due to the COVID-19 crisis, most notably ASD March, the International Pizza Expo (“Pizza Expo”), and JA Spring, as well as a $3.6 million decline due to the postponement of two first quarter 2020 events to the second half of the year. Discontinued events representing $2.3 million of first quarter 2019 revenues also impacted first quarter 2020 results. The G3 Communications (“G3”) acquisition, which closed in the fourth quarter of 2019, contributed $3.9 million of revenue in the first quarter of 2020. Organic revenues for the first quarter of 2020 declined $2.6 million, or 2.6%, as compared to the prior year first quarter.

The Company incurred a net loss of $570.1 million for the first quarter of 2020 compared to net income of $26.5 million for the first quarter of 2019.  In the first quarter of 2020, in connection with a triggering event caused by the anticipated impact of the COVID-19 crisis on the travel and events industry, the Company’s forecasted results and the market value of its common stock, the Company performed an interim goodwill impairment assessment and recorded a $564.0 million non-cash charge related to the impairment of goodwill and a $59.4 million non-cash charge related to impairment of certain trade names and customer-relationship intangible assets.

For the first quarter of 2020, Adjusted EBITDA was $23.6 million, compared to $57.5 million for the first quarter of 2019, adjusted for show scheduling differences, including COVID-19 related postponements. The decrease in Adjusted EBITDA of $33.9 million was mainly related to the cancellation of seven first quarter events, representing prior year first quarter Adjusted EBITDA of $25.7 million as well as the acceleration of previously deferred expenses related to second quarter events which Emerald was forced to cancel as a result of the COVID-19 crisis. First quarter 2020 Adjusted EBITDA also reflected the combined effect of lower organic revenues, incremental investments in the events that took place in the quarter, and increased marketing costs.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash provided by operating activities decreased by $2.8 million to $8.8 million in the first quarter of 2020, compared to $11.6 million in the first quarter of 2019, largely reflecting the Company’s close management of operating cash flows given the challenging circumstances presented by the COVID-19 crisis offset by lower income.

Capital expenditures were $1.1 million for the first quarter of 2020, compared to $0.3 million for the first quarter of 2019.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was $7.7 million in the first quarter of 2020, compared to $11.3 million in the first quarter of 2019.

For a discussion of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Suspension of Dividend and Share Repurchase Programs

On March 20, 2020, due to uncertainty caused by the impact of the COVID-19 crisis on the travel and events industry, Emerald’s Board of Directors made the decision to temporarily suspend the Company’s regular quarterly cash dividend on its common stock as well as its share repurchase program.  The Board of Directors announced that it would re-assess the dividend suspension throughout the year to determine, in light of facts and circumstances at that time, whether and when to reinstate the dividend.

Conference Call Webcast Details

As previously announced, the Company will hold a conference call to discuss its first quarter 2020 results at 4:30pm ET on Monday, May 4, 2020.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13701391. The replay will be available until 11:59 pm (Eastern Time) on May 11, 2020.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

We define “organic revenue growth” and “organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, and (viii) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) stock-based compensation, (ii) deferred revenue, (iii) goodwill and other intangible asset impairment charges, (iv) other items that management believes are not part of our core operations, (v) amortization of deferred financing fees and discount, (vi) amortization of acquired intangible assets and (vii) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of acquired intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 on our business; our ability to recover insurance proceeds under current policies; the timing of any such recoveries and our ability to obtain similar event cancellation insurance in the future; the timing for rescheduled trade show events; and the benefits of our cost reduction initiatives. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Revenues	$99.7	$137.4
Cost of revenues	43.6	45.9
Selling, general and administrative expense	38.1	35.1
Depreciation and amortization expense	12.8	13.2
Goodwill impairment charges	564.0	-
Intangible asset impairment charges	59.4	-
Operating (loss) income	(618.2)	43.2
Interest expense	6.7	8.0
(Loss) income before income taxes	(624.9)	35.2
(Benefit from) provision for income taxes	(54.8)	8.7
Net (loss) income and comprehensive (loss) income	$(570.1)	$26.5
Basic (loss) earnings per share	$(7.99)	$0.37
Diluted (loss) earnings per share	$(7.99)	$0.36
Basic weighted average common shares outstanding	71,381	71,825
Diluted weighted average common shares outstanding	71,381	73,029

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$50.0	$9.6
Trade and other receivables, net of allowance for doubtful accounts of $0.7 million and $1.1 million, as of March 31, 2020 and December 31, 2019, respectively	61.0	60.1
Prepaid expenses	6.5	24.0
Total current assets	117.5	93.7
Noncurrent assets
Property and equipment, net	4.5	4.2
Intangible assets, net	302.5	373.8
Goodwill	416.3	980.3
Right-of-use assets	17.4	18.3
Other noncurrent assets	2.9	1.4
Total assets	$861.1	$1,471.7
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$34.5	$22.2
Cancelled event liabilities	72.1	-
Deferred revenues	86.0	187.3
Revolving credit facility	-	10.0
Right-of-use liabilities, current portion	4.3	4.1
Term loan, current portion	5.7	5.7
Total current liabilities	202.6	229.3
Noncurrent liabilities
Revolving credit facility	50.0	-
Term loan, net of discount and deferred financing fees	518.6	519.7
Deferred tax liabilities, net	2.1	60.0
Right-of-use liabilities	14.7	15.7
Other noncurrent liabilities	6.3	6.8
Total liabilities	794.3	831.5
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 71,442 and 71,352 at March 31, 2020 and December 31, 2019, respectively	0.7	0.7
Additional paid-in capital	697.9	701.1
Accumulated deficit	(631.8)	(61.6)
Total shareholders’ equity	66.8	640.2
Total liabilities and shareholders’ equity	$861.1	$1,471.7

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended March 31,		Change
	2020	2019	$	%
	(dollars in millions)
Revenues	$99.7	$137.4	$(37.7)	(27.4%)
Add (deduct):
Acquisition revenues	(3.9)	-
Discontinued events	-	(2.3)
COVID-19 cancellations(1)	-	(34.3)
COVID-19 postponements(2)	-	(3.6)
Scheduling adjustments	-	1.2
Organic revenues	$95.8	$98.4	$(2.6)	(2.6%)

Notes:

(1)

Represents reduction in revenues as a result of the cancellation of certain events that staged in the first quarter of 2019, including ASD March, the International Pizza Expo, JA Spring and RestaurantPoint West due to COVID-19.  The Company believes the financial impact, net of costs saved, will be partially offset by event cancellation insurance proceeds from pending claims.

(2)

Represents deferral of revenues to the second half of 2020 as a result of the postponement of certain events that staged during the first quarter of 2019, including Proper and ISS Atlantic City, due to COVID-19.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2020	2019
	(dollars in millions) (unaudited)
Net (loss) income	$(570.1)	$26.5
Add (deduct):
Interest expense	6.7	8.0
(Benefit from) provision for income taxes	(54.8)	8.7
Goodwill impairment charges(1)	564.0	-
Intangible asset impairment charges(2)	59.4	-
Depreciation and amortization	12.8	13.2
Stock-based compensation	1.6	1.6
Deferred revenue adjustment	-	0.1
Other items(3)	4.0	1.3
Scheduling adjustments	-	(1.9)
Adjusted EBITDA	$23.6	$57.5

Notes:

(1)	For the three months ended March 31, 2020, represents a non-cash charge of $564.0 million for goodwill in connection with the Company’s interim testing of goodwill for impairment.
(2)

Intangible asset impairment charges for the three months ended March 31, 2020 represent non-cash charges of $46.2 million and $13.2 million for certain indefinite-lived intangible assets and definite-lived intangible assets, respectively, in connection with the Company’s interim testing of intangibles for impairment.

(3)

Other items for the three months ended March 31, 2020 included: (i) $0.5 million in transaction costs in connection with certain acquisition transactions and (ii) $3.5 million in transition costs, including one-time severance expense of $1.9 million, and acquisition integration expenses. Other items for the three months ended March 31, 2019 included: (i) $0.5 million in transaction costs in connection with certain acquisition transactions and (ii) $0.7 million in transition costs, including one-time severance and acquisition integration expenses and (iii) $0.1 million in non-recurring legal, audit and consulting fees.

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED NET INCOME

	Three Months Ended March 31,
	2020	2019
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net (loss) income	$(570.1)	$26.5
Add (deduct):
Stock-based compensation	1.6	1.6
Deferred revenue adjustment	-	0.1
Goodwill impairment charges(1)	564.0	-
Intangible asset impairment charges(2)	59.4	-
Other items(3)	4.0	1.3
Amortization of deferred financing fees and discount	0.3	0.3
Amortization of acquired intangible assets	12.1	12.6
Scheduling adjustments	-	(1.9)
Tax adjustments related to non-GAAP adjustments(4)	(44.1)	(3.5)
Adjusted Net Income	$27.2	$37.0
Adjusted basic earnings per share	$0.38	$0.52
Adjusted diluted earnings per share	$0.38	$0.51
Basic weighted average common shares outstanding	71,381	71,825
Diluted weighted average common shares outstanding	71,491	73,029

Notes:

(1)	Represents non-cash goodwill impairment charges described in Note 1 to Schedule 2 above.
(2)	Represents non-cash intangible asset impairment charges described in Note 2 to Schedule 2 above.
(3)	Represents other items described in Note 3 to Schedule 2 above.
(4)

For the three months ended March 31, 2020, represents the application of U.S. Federal and state enterprise tax rate of 25.3% to non-impairment related items and the actual tax effect of non-cash impairment charges of $39.6 million. For the three months ended March 31, 2019, represents the application of U.S. Federal and state enterprise tax rate of 24.7%.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2020	2019
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$8.8	$11.6
Less:
Capital expenditures	1.1	0.3
Free Cash Flow	$7.7	$11.3

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO (LOSS) INCOME BEFORE TAXES

	Three Months Ended March 31,
	2020	2019
	(dollars in millions)
Revenues
Commerce	$49.5	$85.4
Design and Technology	36.8	39.0
All Other	13.4	13.0
Total revenues	$99.7	$137.4

Adjusted EBITDA
Commerce	$18.1	$52.1
Design and Technology	10.6	12.6
All Other	3.2	4.4
Subtotal Adjusted EBITDA	$31.9	$69.1

General corporate and other expenses	(8.3)	(9.7)
Interest expense	(6.7)	(8.0)
Goodwill impairment charges	(564.0)	-
Intangible asset impairment charges	(59.4)	-
Depreciation and amortization expense	(12.8)	(13.2)
Stock-based compensation expense	(1.6)	(1.6)
Deferred revenue adjustment	-	(0.1)
Other items	(4.0)	(1.3)
(Loss) income before taxes	$(624.9)	$35.2